EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the registration statements on Form S-3 (Registration Nos. 333-130634, 333-136842, and 333-141231) and Form S-8 (Registration Nos. 333-87748, 333-87750, and 333-128804) of Smith & Wesson Holding Corporation of our report dated August 15, 2005 with respect to the consolidated statements of income and comprehensive income, of changes in stockholders’ equity, and of cash flows and the financial statement schedule of valuation and qualifying accounts of Smith & Wesson Holding Corporation and its subsidiaries for the year ended April 30, 2005, which report appears in the April 30, 2007 Annual Report on Form 10-K of Smith & Wesson Holding Corporation.
/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
July 16, 2007